Exhibit 99.26

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this joint announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this joint announcement.

This joint announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of the Company, nor is it any solicitation of any vote or approval in any jurisdiction.

This joint announcement is not for release, publication or distribution in or into any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction.

廣東東陽光藥業股份有限公司	宜昌東陽光長江藥業股份有限公司
SUNSHINE LAKE PHARMA	YICHANG HEC CHANGJIANG
CO., LTD.	PHARMACEUTICAL CO., LTD.
(a company incorporated in the People’s Republic of China	(a joint stock limited company incorporated in the People’s
with limited liability)	Republic of China with limited liability)
(Stock code: 6887)	(Stock Code: 1558)

JOINT ANNOUNCEMENT

UPDATE REGARDING CONDITIONAL PRIVATISATION OF
YICHANG HEC CHANGJIANG PHARMACEUTICAL CO., LTD. BY
SUNSHINE LAKE PHARMA CO., LTD. BY WAY OF
MERGER BY ABSORPTION OF
YICHANG HEC CHANGJIANG PHARMACEUTICAL CO., LTD.

(1) SATISFACTION OF CONDITIONS TO IMPLEMENTATION AND
IMPLEMENTATION OF THE MERGER

(2) APPOINTMENT OF AGENT FOR ODD LOT ARRANGEMENT

Financial Adviser to the Offeror

Financial Adviser to the Company

INTRODUCTION

Reference is made to (i) the announcement published by YiChang HEC ChangJiang Pharmaceutical Co., Ltd. (the ‘‘Company’’) pursuant to Rule 3.7 of the Takeovers Code on 8 March 2024; (ii) the announcement jointly published by Sunshine Lake Pharma Co., Ltd. (the ‘‘Offeror’’) and the Company on 10 May 2024 (the ‘‘Joint Announcement’’) in relation to the Merger; (iii) the composite document dated 30 June 2025 jointly issued by the Company and the Offeror in relation to the Merger (the ‘‘Composite Document’’), the notice of Extraordinary General Meeting, the notice of the H Shareholders’ Class Meeting; (iv) the joint announcement published by the Company and the Offeror in relation to the despatch of the Composite Document; and (v) the announcement on the withdrawal of listing of the H Shares of the Company on 5 August 2025. Unless the context requires otherwise, capitalised terms used herein shall have the same meanings as those defined in the Composite Document.

SATISFACTION OF CONDITIONS TO IMPLEMENTATION AND IMPLEMENTATION OF THE MERGER

The Offeror and the Company jointly announce that as at the date of this joint announcement, all Conditions to implementation have been fulfilled. Accordingly, the implementation of the Merger has become unconditional and the Merger has become effective.

APPOINTMENT OF AGENT FOR ODD LOT ARRANGEMENT

As disclosed in the Composite Document, the Offeror H Shares will be traded in board lots of 100 shares each. As a result of the Share Exchange, Share Exchange Shareholders may receive the Offeror H Shares in odd lots. In order to facilitate the trading of odd lots (if any) in the Offeror H Shares, the Offeror has appointed Computershare Hong Kong Investor Services Limited to provide matching services, on a best efforts basis, to the Share Exchange Shareholders to facilitate the acquisition or disposal of odd lots of the Offeror H Shares to make up a full board lot of the Offeror H Shares, during the period from 7 August 2025 to 15 August 2025. Share Exchange Shareholders who wish to take advantage of this service should contact Computershare Hong Kong Investor Services Limited at Rooms 1712–1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong or at telephone numbers (852) 2862 8555 during office hours (i.e. 9:00 a.m. to 4:30 p.m.) of such period. Participating Share Exchange Shareholders should note that successful matching of the sale and purchase of odd lots of the Offeror H Shares is not guaranteed and that in the event of successful matching, the relevant Share Exchange Shareholder will be charged the standard brokerage fee of Computershare Hong Kong Investor Services Limited. Any Share Exchange Shareholders who are in doubt about this service are recommended to consult their professional advisers.

NOTICE TO U.S. H SHAREHOLDERS

The Merger will be implemented by way of a merger by absorption provided for under the laws of the PRC, which will involve the exchange of securities of two companies incorporated in the PRC with limited liability and the cancellation of the securities of a company incorporated in the PRC with limited liability. The Merger is subject to Hong Kong disclosure requirements, which are different from those of the United States. The financial information included in the Company’s announcements and the Composite Document has been prepared in accordance with IFRS and thus may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

U.S. H Shareholders may encounter difficulty enforcing their rights and any claims arising out of the U.S. federal securities laws, as the Offeror and the Company are located in a country outside the United States and some or all of their respective officers and directors may be residents of a country other than the United States. U.S. H Shareholders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. H Shareholders may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

In accordance with the Takeovers Code and Rule 14e-5(b) of the U.S. Exchange Act, CICC and its affiliates may continue to act as exempt principal traders in the Shares on the Stock Exchange. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices, provided that any such purchase or arrangement complies with applicable law, including but not limited to the Takeovers Code, and is made outside the United States. Any information about such purchases will be reported to the SFC in accordance with the requirements of the Takeovers Code and, to the extent made public by the SFC, will be available on the website of the SFC at http://www.sfc.hk and the Stock Exchange at www.hkexnews.hk.

By order of the board of	By order of the board of
Sunshine Lake Pharma Co., Ltd.	YiChang HEC ChangJiang
ZHANG Yingjun	Pharmaceutical Co., Ltd.
Chairman	TANG Xinfa
Chairman
Hubei, the PRC
7 August 2025

As at the date of this joint announcement, the Offeror’s directors are Dr. ZHANG Yingjun, Dr. LI Wenjia, Mr. ZHANG Yushuai, Mr. TANG Xinfa, Mr. ZHU Yingwei, Mr. ZENG Xuebo, Ms. DONG Xiaowei, Ms. WANG Lei, Dr. LI Xintian, Dr. MA Dawei, Dr. YIN Hang Hubert and Dr. LIN Aimei. The directors of the Offeror jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to the Company or the Directors in their capacity as such) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the Company or the Directors in their capacity as such) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any of the statements in this joint announcement misleading.

As at the date of this joint announcement, the Board consists of Mr. JIANG Juncai, Mr. WANG Danjin, Mr. LI Shuang and Mr. CHEN Hao as executive Directors; Mr. TANG Xinfa as non-executive Director; and Mr. TANG Jianxin, Ms. XIANG Ling and Mr. LI Xuechen as independent non-executive Directors. The Directors jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to the Offeror or its directors in their capacity as such) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the Offeror or its directors in their capacity as such) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any of the statements in this joint announcement misleading.